Exhibit 99.5

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William McWhirter,
Senior Vice President and Chief Financial Officer
February 18, 2010

Thank you Steve and good morning everyone!

My comments relate primarily to the fourth quarter of 2009. I will also provide detailed guidance for the first quarter and full year of 2010. We will file our Form 10-K this morning.

For the fourth quarter of 2009, we reported earnings of $0.19 per diluted share. This compares with $0.54 per share in the same quarter of 2008. Revenues for the fourth quarter of 2009 were $508 million.

Rail Group
Moving to our Rail Group.
Revenues for this group decreased on a quarter-over-quarter basis by 78% to $142 million. Margin results for the Rail Group were a loss of 6.6%.

Looking forward, we anticipate that the Rail Group will report an operating loss of between $10 and $12 million for the first quarter of 2010.

The Rail Group backlog as of December 31, 2009 consisted of approximately 2,320 railcars, with an estimated sales value of $195 million.

Leasing and Management Services Group
Our Railcar Leasing and Management Services Group reported revenues of $87 million compared with $122 million in the same quarter of 2008. Operating profit for the fourth quarter was $31 million as compared to $35 million in the fourth quarter of the previous year. The decline in fourth quarter revenue and operating profit resulted from a decrease in the number of railcars sold from the fleet.

In 2009, net additions of railcars to the lease fleet totaled $196 million. For 2010, we anticipate approximately $150 – 175 million in net fleet additions.

Inland Barge Group
Now turning to our Inland Barge Group.
The Inland Barge Group’s fourth quarter performance was once again strong, with revenues of $120 million and operating profit of $29 million. Operating profits for the year were a record $125 million. We received $90 million in barge orders during the fourth quarter, resulting in a backlog of approximately $319 million at December 31, 2009.

We anticipate Inland Barge revenues of between $90 and $100 million in the first quarter. The operating profit margin for this group is expected to range between 15% and 18% for the same period.

Energy Equipment Group
Now moving to the Energy Equipment Group.
During the fourth quarter, this group’s revenues declined quarter-over-quarter by 29% to $114 million. Operating profits were $14.1 million resulting in an operating profit margin of 12.3%. The backlog for the wind tower business remained healthy at approximately $1.1 billion as of December 31, 2009.

Revenues for this group are expected to be approximately $80 — $85 million in the first quarter. Margins are anticipated to decline to between 7% and 10% in the first quarter as we manufacture less profitable orders from our backlog and adjust production schedules to meet customer needs. We expect that the wind tower business will contribute $330 to 350 million in revenues for the year.

Construction Products Group
Revenues for our Construction Products Group declined 24% compared to the same quarter of the previous year due to the overall slowdown in construction related spending. This group recorded operating profits of $5.5 million with a margin of 4.8% in the fourth quarter. In 2010, we expect that the acquisition of Quixote will add about $60 million in revenue.

Consolidated
Moving to our consolidated expectations.

In 2009, we had non-leasing capital expenditures of $47 million. Our current forecast is for approximately $40 million in 2010.

We anticipate earnings per share for the company to be approximately breakeven in the first quarter. For 2010, we anticipate our full-year earnings will range between $0.35 and 0.55 per diluted share. The decline in anticipated earnings, when compared to 2009, is primarily driven by reduced profits in our Barge and Railcar segments.

As James mentioned earlier, due to a new accounting pronouncement, TRIP will be included in our consolidated financial statements as of January 1 of this year. Note 6 of the 10-K that will be filed today explains the effects of implementing this pronouncement. Financial statements included in the 10-Q for March 31 will reflect the new accounting method. Neither the activities of TRIP nor our role in TRIP has changed. This change of presentation is due to a new accounting pronouncement. As a result of this consolidation, revenues for the leasing business are expected to increase by approximately $110 million. Operating profit will increase by approximately $60 million and interest cost will grow by approximately $48 million for the year. The effect is that consolidating TRIP does not result in a change to profitability as compared to the previous method of accounting.

At this time, I will turn the presentation back to James for the question and answer session.